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                                 EXHIBIT 10(22)

                              ENGAGEMENT AGREEMENT

February 7, 2000

Mr. David H. Dingus
President & COO
Aztec Manufacturing Co.
P.O. Box 688
400 North Tarrant
Crowley, TX  76036

1. This letter agreement will confirm the understanding between Aztec Manufacturing Co. and/or its affiliates and successors (the "Company" or "AZZ") and RCG Capital Markets Group, Inc. and/or its affiliates and successors ("RCG") with respect to the matters set forth herein. RCG will provide consulting and other services, as more particularly described herein and in the attachment hereto entitled Financial Relations Services Attachment (the "Financial Relations Services"), to the Company and will represent the Company during the engagement as exclusive Financial Relations Consultants with respect to the Financial Relations Services, on the terms and conditions set forth herein and in the attachments hereto, all of which are incorporated herein by reference and form a part hereof. The period during which RCG will perform the Financial Relations Services for the Company will commence on February 7, 2000 (the "Commencement Date") and, unless otherwise terminated as provided in this paragraph or in paragraph nine of this letter agreement, will terminate on the date which is Eighteen
    (18) months following the commencement date (the "Termination Date"). The period beginning on the Commencement Date and ending on the Termination Date is hereafter referred to as the "Engagement Term". As more particularly described in paragraph 9 below, either party may terminate this agreement at any time after the initial Six (6) month anniversary of the Commencement Date upon thirty (30) days prior written notice to the other party. (the "Early Termination Date")

2. During the Engagement Term, the Company agrees to furnish or cause to be furnished to RCG all information concerning the Company as RCG reasonably requests and deems appropriate for purposes of providing the Financial Relations Services. The Company represents that all information, with respect to the Company, provided to RCG will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. Aztec understands that in rendering the Financial Relations Services required hereunder, RCG will be using and relying on publicly available information and the information furnished to RCG by Aztec without independent verification thereof. RCG will treat as confidential any non-public information provided to it hereunder and will not disclose the same to third parties at any time unless required by applicable law. In the event disclosure has been or will be made by RCG, RCG will use its reasonable best efforts to cooperate as requested by the Company in minimizing any potential loss or injury to the Company as a consequence of any such necessary disclosure. In addition, RCG will use its reasonable best efforts to comply with all applicable state and Federal securities laws in the performance of this agreement.

3. During the Engagement Term, RCG and its employees, consultants and contractors will be generally available to Aztec Manufacturing Co., in connection with its rendering of the Financial Relations Services. Specifically, RCG (a) will outline, develop and implement a financial relations program to assist the Company in creating and/or enhancing a positive and more visible public image, (b) may contact existing and future shareholders, broker/dealers, potential investors, registered representatives, institutions, mutual fund managers, investment banking sources, securities analysts, independent portfolio managers, and other professional investment community

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February 7, 2000
Page 2

    contacts including certain financial media sources for the purpose of enhancing the Company's public image and perceived value, (c) will assist the Company in the creation, production and distribution of certain financial markets and investor/shareholder corporate image materials, including corporate profiles, due diligence materials and investor packages, as well as all financial press releases; (d) assist the Company in its endeavor to secure research analyst coverage through a targeted securities professionals campaign and (e) otherwise perform the services described in the Financial Relations Services Attachment.

4. During the Engagement Term, the Company will afford RCG the opportunity and reasonable time period to review and/or comment on any disclosure, prior to its release, which the Company plans to make to any of the sources described in paragraph (3) and which relates to the Financial Relations Services to be provided hereunder. In addition, RCG will be responsible for assisting the Company in writing and/or editing, producing, coordinating and disseminating all financial industry press releases. RCG agrees that it will not release or distribute any press release without the Company's prior consent.

5. In consideration of RCG's services hereunder, the Company agrees to pay RCG, promptly when due, the Compensation as described by and in strict accordance with the attachment hereto entitled Financial Relations Compensation Attachment. Should RCG and the Company determine to extend the Engagement Term or change the scope of the engagement, then a mutually acceptable amendment or supplement to that attachment shall be promptly executed by RCG and Company. Absent any such amendment, all terms and conditions of this letter agreement shall be binding to the parties.

6. RCG shall be entitled to such additional fees as may be mutually agreed upon by separate agreement between the parties hereto, for additional consulting services not anticipated in this agreement rendered during the engagement term.

7. As more particularly set forth in the Financial Relations Compensation Attachment, the Company agrees to pay all of RCG's direct and certain indirect out-of-pocket expenses reasonably incurred, in connection with this engagement. As set forth in the Financial Relations Compensation Attachment, an expense retainer shall be utilized for this purpose.

8. The Company and RCG agree to indemnify each other (the indemnifying party hereafter being referred to as the "Indemnitor", and the party entitled to indemnification hereafter being referred to as the "Indemnitee") as follows:
    Indemnitor agrees to defend, indemnify and hold harmless Indemnitee, and its officers, directors, and employees against any and all losses, claims, demands, suits, actions, judgments, awards, damages, liabilities, costs, reasonable attorneys' fees, and expenses incurred in investigating, preparing or defending any such action or claim, directly or indirectly caused by, related to, or asserted by a third party, based upon or arising out of (a) the Indemnitor's breach of or the incorrectness of any of its representations, warranties, or covenants contained in this agreement; and/or (b) any Services rendered by RCG as defined in or contemplated by this agreement, as it may be amended from time to time (the "Agreement"). Notwithstanding the foregoing, the Indemnitor shall have no obligation to indemnify or hold the Indemnitee harmless with regard to Indemnitee's gross negligence, willful misconduct, or the material breach of or the incorrectness of any representation, warranty or covenant of Indemnitee contained in this Agreement.

9.  Either party hereto may terminate this engagement as follows:

    (a)Either party hereto may terminate this agreement at the conclusion of Initial Six (6) months from the execution date of the agreement by providing the other party a 30-day advance written notification of "Intent to Terminate Agreement". Not withstanding the above, the

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Febrary 7, 2000
Page 3

          Company may also terminate this Agreement after the Initial Six (6) months at any time "without cause", upon providing RCG Thirty (30) days advance written notice. In the event of a termination by the Company, "without cause" after the initial Six (6) months, RCG shall be entitled to receive Fifty (50%) percent of the remaining engagement term period cash compensation to the extent it is unpaid, pro-rated from the notice date of termination, along with reimbursement of any non paid, out-of-pocket expenses up to the effective date of termination. Additionally, RCG will be entitled to receive all unexercised vested, and 1/12 of the remaining non-vested warrants or stock options granted hereunder for each month past the initial Six
          (6) month period, up to and including the date of termination. Such payment is due and payable on the effective date of termination.

    (b) WITH CAUSE: In addition, the Company may terminate this Agreement at any time upon written notice to RCG:

       (i) If RCG fails to cure any material breach of any provision of this Agreement within Sixty (60) days from written notice from the Company (unless such breach cannot be reasonably cured within the Sixty (60) days and RCG is actively pursuing to cure said breach).

       (ii) For RCG's substantial negligence, willful misconduct, fraud, misappropriation, embezzlement, or other dishonesty;

       (iii) Upon a final and conclusive judicial ruling of RCG's failure to have materially complied with applicable law or regulation relating to the Services it will perform;

       (iv) Upon the filing by or against RCG of a petition to have RCG adjudged as bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy, and where any such involuntary petition is not dismissed within 90 days.

       Upon termination under subparagraph (b) of this paragraph 9, the Company shall have no liability to RCG for Compensation accruing after such termination, and RCG shall have no further entitlement thereto. Upon such termination, RCG shall be entitled to receive and retain only accrued Compensation and vested Options to the date of such termination, to the extent it is unpaid, together with expenses not yet reimbursed.

    (c) RCG may terminate this agreement at any time upon written notice to the Company.

       (i) If the Company fails to cure any material breach of any provision of this Agreement with Sixty (60) days from written notice from the Company (unless such breach cannot be reasonably cured within the Sixty (60) days and the Company is actively pursuing to cure said breach);

       (ii)For the Company's substantial negligence, willful misconduct, fraud or misrepresentation;

       Such termination under 9(c)(i or ii) shall be deemed to be a termination by the Company "without cause" as provided in paragraph 9 (a) above.

       (iii) Upon a final and conclusive judicial ruling of Company's failure to have materially complied with any applicable law or regulation relating to the Services being provided;

       (iv) Upon the filing by or against the Company of a petition to have the Company adjudged as bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy, and where any such involuntary petition is not dismissed within 90 days.

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February 7, 2000
Page 4

    (d) RENEWAL. The Company agrees to notify RCG in writing Thirty (30) days prior to the end of the Eighteen (18) month period of its intent to not renew. Should the Company fail to notify RCG, the contract will revert to a month-to-month agreement until specifically renewed in writing or terminated with the advance Thirty (30) day notice. Such renewal or month-to-month engagement shall be on the same terms and conditions contained herein, unless modified and agreed in writing by both parties.

10. RCG hereby fully discloses that certain associates, affiliates, officers and employees of RCG are:

   (a) Licensed as Registered Securities Principals issued by the National Association of Securities Dealers ("NASD"); and/or

   (b) Licensed as Registered Representatives issued by the NASD.

   All NASD registrations are carried by SWS Financial Services, Inc., which is a non-RCG affiliated NASD-registered broker/dealer.

   RCG further discloses and the Company specifically acknowledges that RCG is NOT a broker/dealer registered with the NASD or any other regulatory agency. Furthermore, in the performance of Services under the terms and conditions of this agreement, such services shall not be considered to be acting in any broker/dealer or underwriting capacity and therefore RCG is not receiving any compensation from the Company as such.

11. The Company understands and acknowledges that RCG provides other and similar consulting services to companies, which may or may not conduct business and activities similar to those of the Company. RCG is not required to devote its full time and attention to the performance of its duties detailed in this agreement, and may devote only so much of its time and attention as it deems reasonable or necessary.

12. As the services are being provided by an Arizona domiciled corporation, the validity and interpretation of this letter agreement shall be governed by the laws of the State of Arizona applicable to agreements made and to be fully performed therein.

13. In the event of any controversy or dispute arising out of, or relating to this Agreement or breach thereof, RCG and AZZ agree to settle such controversy by arbitration pursuant to Arizona Revised Statutes, 12-1501 et
                                                                            --
   seq. and in accordance with the rules, of the American Arbitration
   ---
   Association governing commercial transactions then existing, to the extent that such Rules are not inconsistent with said Statutes and this Agreement. Judgment upon the award rendered under arbitration may be entered in any court having jurisdiction. The cost of the arbitration procedure shall be borne by the losing party, or, if the decision is not clearly in favor of one party or the other, the costs shall be borne as determined by the arbitrator. The parties agree that the arbitration procedure provided herein shall be the sole and exclusive remedy to resolve any controversy or dispute arising hereunder, and that the proper venue for such arbitration proceeding shall be Maricopa County, Arizona.

14. For the convenience of the parties, any number of counterparts of this letter agreement may be executed by the parties hereto. Each such counterpart shall be deemed to be an original instrument, but all such counterparts taken together shall constitute one and the same letter agreement.

15. Miscellaneous:

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February 7, 2000
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(a)      Modification: This Agreement sets forth the entire understanding of the
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         parties with respect to the subject matter hereof. This Agreement may be amended only in writing signed by both parties.

(b)      Notices: Any notices hereunder shall be sent to the Company and RCG at
         -------
         their respective addresses set forth. Any notice shall be given by registered or certified mail, postage prepaid, and shall be deemed to have been given when received by the non-sending party. Either party may designate any other address to which notice shall be given, by giving written notice to the other of such change in address in the manner herein provided.

(c)      Waiver: Any waiver by either party of a breach of any provision of this
         ------
         Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon adherence to that term of any other term of this Agreement.

(d)      Relationship of the Parties: Nothing in this Agreement shall create any
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         partnership or joint venture between the parties hereto, it being understood and agreed that the parties are independent contractors and neither has the authority to bind the other in any way.

(e)      Entire agreement: This Agreement contains the entire agreement between
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         the parties and may not be altered or modified, except in writing and signed by the party to be charged thereby, and supersedes any and all previous agreements between the parties.

If the foregoing correctly sets forth our agreement, please sign the enclosed copy of the letter in the space provided and return it to us, whereupon all parties will be bound to the terms of this engagement.

Confirmed and agreed to February 7, 2000


RCG Capital Markets Group, Inc.            Aztec Manufacturing Co.

        /s/ A. MAX RAMRAS                          /s/ DAVID H. DINGUS
By: _________________________________      By: _________________________________
        President                                  President
Title: ______________________________      Title: ______________________________

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February 7, 2000
Page 6

                               FINANCIAL RELATIONS
                               SERVICES ATTACHMENT

          As of February 7, 2000 and by the of execution of this agreement, RCG Capital Markets Group, Inc. and/or affiliates, (collectively "RCG") will serve as the exclusive Financial Relations Counsel for Aztec Manufacturing Co. ("AZZ" or "Company"). RCG anticipates the following services will be attempted and/or implemented within the scope of this engagement:

     . Outline, define, establish and implement a well-coordinated "Financial Relations" campaign.

     . Create, produce, enhance existing and distribute high-quality, due diligence and marketing materials, which specifically include, but are not limited to a "Corporate Profile" document and the Company's "Investor Package".

     . Specifically develop, proactively execute and maintain a targeted securities professionals telecommunications and information campaign specifically directed toward retail brokers, institutional investors, third-party portfolio managers and small/mid-cap mutual funds, buy and sell side analysts and the financial media as circumstances dictate, including, but not limited to, preparation, clearing with the Company and dissemination of quarterly press releases and other news releases deemed appropriate by the Company. RCG will allocate and utilize its proprietary securities industry, small/mid cap company oriented, databases and fax-line communications programs. (This will include responding to all incoming investment community inquiries and fulfillment of information and data requests.)

     . RCG will attempt to secure investment recommendations and on-going corporate research coverage from national or regional investment banking or research firms and/or an endorsement by an investment newsletter publication.

     . When appropriate, plan, arrange and coordinate specific follow-on road-show presentations to strategically targeted primary metropolitan financial markets.

     . RCG will be responsible for the origination and release of financial industry data and financial media information on behalf of Aztec Manufacturing Co. RCG will also be responsible for editing (or writing) all press releases and coordinating information disseminated to all media sources relating to the securities industry and capital markets.

     . RCG will organize, monitor and follow-up all conference calls between the Company and RCG's targeted segment of the investment community, in conjunction with material press releases, through a teleconferencing service. (RCG will be responsible for faxing and/or emailing the invitations and will follow up with calls to the recipients in an effort to expand the conference call participation.)

     . Plan, arrange and coordinate periodic registered representative, institutional and/or other securities professionals meetings, luncheons, dinners or special gatherings.

     . Implement periodic direct mailings which may include the most recent statistical information reports, and any appropriate articles or press releases that have been released during the last reported quarter.

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February 7, 2000
Page 7

     . Update all due diligence and marketing materials. RCG anticipates updating Company information on a regular basis as required when there are material changes or events that should be disseminated to the investment community.

     . Implement an AZZ Internet Site on RCG's Internet Home Page, RCG Online. RCG Online will also create an Internet link to the Company's home page. The purpose of these inclusions will be to provide the investment community 24-hour access site to obtain up-to-date information about the Company. There will be an additional cost of $350 per month for this service

RCG intends to perform the services and accomplish the specified goals within the scope of this engagement. However, due to the nature and type of services being performed, RCG cannot guarantee, nor can it be assumed that certain specific results will be realized with reference to increased market valuation of AZZ securities.

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                               FINANCIAL RELATIONS
                             COMPENSATION ATTACHMENT

In consideration of the Financial Relations Services to be rendered pursuant hereto Aztec Manufacturing Co. agrees to promptly pay RCG the following compensation (the "Compensation"):

(a)  Cash Compensation. During the term of this Agreement, the Company shall pay
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     RCG a monthly fee of $6,500 payable monthly in advance of services rendered and beginning upon the commencement date of this Agreement (the "Retainer Fees").

(b)  Expense reimbursement. In addition, RCG shall be reimbursed for all direct
     ---------------------
     and certain indirect prorated out-of-pocket incurred in connection with the performance of the Financial Relations Services pursuant hereto. Aztec Manufacturing Co., will remit $5,000 to RCG, which RCG will utilize as an escrow deposit for the express purpose of indemnifying RCG in the event of late payment of monthly expenses by the Company. RCG will provide the Company with a detailed breakdown of all reimbursable expenses incurred in the previous month by approximately the Twentieth (20/th/) day of the following month of service. Aztec Manufacturing Co. agrees to reimburse RCG within 15 days of receipt of detailed invoice each month. If Aztec is delinquent in timely reimbursement of expenses as defined above, RCG will have the right to withdraw from the escrow account the applicable dollar amount to fully reimburse RCG. If reimbursement is not received by RCG by the 25/th/ day after the date of the invoice, Aztec will then be immediately required to remit to RCG an amount equal to the expenses in question. RCG will then replenish the escrow account for the amount withdrawn to cover the delinquency. RCG can at its discretion discontinue all representation activities on behalf Aztec Manufacturing Co. if RCG deems Aztec to be routinely delinquent in the timely payment of expenses and/or the monthly fees as stated above. Such discontinuance does not extinguish the Company's obligation for reimbursement and payment of retainer fees.

     RCG will obtain prior approval from the Company for all specific expense items and any single miscellaneous expense item in excess of $750. RCG acknowledges and understands that the Company will have specific amounts budgeted for these expenditures and will use it's best efforts to ensure those budget amounts are not exceeded.

(c)  Stock Warrants/Options. Upon execution of this and subject to Board of
     ----------------------
     Directors approval, the Company will grant RCG a non-forfeitable, non-cancelable warrant/option (the "Warrants/Options") to acquire 70,000 shares of Aztec common stock of which 30% shall vest immediately and the balance will be subject to the performance based vesting provisions outlined below. The Options issued will possess a Five year expiration term and will provide RCG the right, until February 7, 2005, to purchase common shares of the Company at a price equal to the $10.13 per share of AZZ common stock. The Company agrees to issue an options/warrants document which conforms to and delineates the terms and conditions contained herein, within sixty (60) days of this Agreement's execution date. The Warrants/options will have the following vesting provisions:

          25% - Upon confirmation of a 30% increase (10,400 shares) in the average daily trading volume of the Company's stock over any 10 consecutive trading day period. (Baseline will be 8,000 shares.)

          15% - Upon confirmation of corporate research coverage from Two (2) buy- or sell-side analysts or an endorsement by an appropriate investment newsletter publication with a subscriber base in excess of 3,000. Such coverage shall be of the type and kind which is considered and anticipated to be on-going and continual by the

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February 7, 2000
Page 9

                analyst initiating the recommendation. (Vesting to be prorated at 7.5% for each research or recommendation event).

          20% - Upon confirmation of securing at least a 12.5 P/E ratio for a period of at least 45 consecutive calendar days.

          10% - Upon confirmation of two (2) positive financial (non-trade oriented) media events, such as articles in newspapers or financial magazines of recognized standing such as the Barrons, Wall Street Journal, Fortune, Forbes, Business Week Magazine, Individual Investor magazine, Investors Business Daily or such as source as may be mutually agreed upon in the financial and investment community or television or radio media coverage on well recognized financial, investment or business programs. Such events shall be of the type and kind whereby the Company is the predominant focus of the media coverage. (Vesting to be prorated at 5% for each media event).

The shares underlying the non-forfeitable, non-cancelable warrant/option issued will be eligible for registration by demand registration rights via a form S-3 registration statement or by non-proratable piggy-back registration rights should the Company file an applicable registration. RCG agrees to pay 50% up to $5,000 in costs associated with such registration. Such payment by RCG is due upon the effective date of the registration statement. In the event that RCG provides a written request to exercise any portion or all of its option position the Company hereby agrees to immediately effectuate such exercise and to file such registration statement within 15 days of the request.

Furthermore, RCG agrees that during the initial Eighteen month contract period, it will not sell more than 33.33% of it's vested stock position during each six month period cumulative over the initial eighteen month engagement term. In the event the Company exercises it right to early termination as provided for in this agreement, this provision shall no longer be applicable. Additionally, RCG shall only be required one time, to pay 50% up to $5,000 in costs associated with demand registration rights described above, in order to comply with this provision. Any future costs associated with additional demand registration rights as provided for above, shall be borne by the Company.

In the event that AZZ is merged into or a controlling interest is acquired by any entity, which results in a material change in AZZ management, RCG will be immediately vested in all remaining options, including those, which to that point have not yet been vested.